Exhibit 10.2

$125,000 PROMISSORY NOTE

FOR VALUE RECEIVED, North Bay Resources Inc., a Delaware corporation (the “Borrower”) with at least 208,000,000 common shares issued and outstanding, promises to pay to RLS Premiere Financial LLC or its Assignees (the “Lender”) the Principal Sum along with the Interest Rate and any other fees according to the terms herein.  This Note will become effective only upon execution by both parties and delivery of the first payment of Consideration by the Lender (the “Effective Date”).

The Principal Sum is $125,000 (one hundred and twenty five thousand) plus accrued and unpaid interest of 5% per annum and any other fees.  The Lender shall pay $20,000 of Consideration upon closing of this Note.  The Lender may pay additional Consideration to the Borrower in such amounts and at such dates as Lender and Borrower may mutually agree on.  THE PRINCIPAL SUM DUE TO LENDER SHALL BE PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY LENDER SUCH THAT THE BORROWER IS ONLY REQUIRED TO REPAY THE AMOUNT FUNDED AND THE BORROWER IS NOT REQUIRED TO REPAY ANY UNFUNDED PORTION OF THIS NOTE.  The Maturity Date is one year from the Effective Date of each payment (the “Maturity Date”) and is the date upon which the Principal Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable.  The Conversion Price is 80% of the average of the two (2) lowest volume weighted average price (VWAP) in the fifteen (15) trading days previous to the conversion. Unless otherwise agreed in writing by both parties, at no time will the Lender convert any amount of the Note into common stock that would result in the Lender owning more than 4.99% of the common stock outstanding.

1.      Conversion. The Lender has the right, at any time 180 days after the Effective Date, at its election, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest (and any other fees) into shares of fully paid and non-assessable shares of common stock of the Borrower as per this conversion formula:  Number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price.  Conversions may be delivered to Borrower by method of Lender’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Lender.  If no objection is delivered from Borrower to Lender regarding any variable or calculation of the conversion notice within 24 hours of delivery of the conversion notice, the Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto.  The Borrower shall deliver the shares from any conversion to Lender (in any name directed by Lender) within 3 (three) business days of conversion notice delivery.

2. Prepayment.  At any time prior to conversion, the Borrower may prepay the note at a cash redemption of 135% of the outstanding principal plus any accrued interest.

3.      Default.  The following are events of default under this Note: (i) the Borrower shall fail to pay any principal under the Note when due and payable (or payable by conversion) thereunder; or (ii) the Borrower shall fail to pay any interest or any other amount under the Note when due and payable (or payable by conversion) thereunder; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower; or (viii) the Borrower shall become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC.

4.      Remedies.  In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Lender’s election, immediately due and payable in cash at the Mandatory Default Amount.  The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 125% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon.  Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law.  In connection with such acceleration described herein, the Lender need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and the Lender shall have all rights as a holder of the note until such time, if any, as the Lender receives full payment pursuant to this Section 3.  No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon.  Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

5.      No Shorting.  Lender agrees that so long as this Note from Borrower to Lender remains outstanding, Lender will not enter into or effect “short sales” of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of Borrower.  Borrower acknowledges and agrees that upon delivery of a conversion notice by Lender, Lender immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

6.      Assignability.  The Borrower may not assign this Note.  This Note will be binding upon the Borrower and its successors and will inure to the benefit of the Lender and its successors and assigns and may be assigned by the Lender to anyone of its choosing without Borrower’s approval.

7.      Governing Law.  This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to the conflict of laws principles thereof.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Wayne County, in the State of Michigan.  Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

8.      Delivery of Process by Lender to Borrower.  In the event of any action or proceeding by Lender against Borrower, and only by Lender against Borrower, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Lender via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Borrower at its last known attorney as set forth in its most recent SEC filing.

9.      Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

10.      Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender shall have any such opinion provided by its counsel.

11.      Notices.  Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier.  Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

Borrower:	Lender:

/s/ Perry Leopold	/s/ Robert Sanders
Perry Leopold	RLS Premiere Financial LLC
North Bay Resources Inc.	Its Principal
Chief Executive Officer

Date: August 7, 2014	Date: August 7, 2014

Exhibit A

SAMPLE NOTICE OF CONVERSION

(To be executed by the Holder in order to convert a portion or the entire Note)

The undersigned hereby elects to convert a portion of the Note issued by The Company into Shares of Common Stock of The Company according to the conditions set forth in such Note, as of the date written below.

Date of Conversion: _________________________________________________________

Conversion Amount: ________________________________________________________

Conversion Price: ___________________________________________________________

Shares to Be Delivered: ______________________________________________________

Signature: _________________________________________________________________

Print Name: ________________________________________________________________

Address: ___________________________________________________________________

__________________________________________________________________________

Delivery Instructions:__________________________________________________________